Exhibit 99.1

MELA Sciences Acquires XTRAC and VTRAC Businesses

from PhotoMedex, Inc.

Becomes a Multi-Product Medical Dermatology Business

Conference Call at 8:30am Eastern Time Today

Irvington, NY, June 23, 2015 — MELA Sciences, Inc. (NASDAQ: MELA), today announced that it has signed and completed the purchase of the XTRAC and VTRAC Dermatology business from PhotoMedex, Inc. for $42.5 million in cash and the assumption of certain business-related liabilities. The purchase price includes all of the accounts receivable, inventory and fixed and intangible assets of the businesses. To fund the purchase price of the transaction, the Company has issued senior secured notes and convertible debentures equal to the transaction purchase price to certain investors. The XTRAC and VTRAC businesses generated $30.6 million in revenues in 2014.

Michael R. Stewart, President and CEO of MELA Sciences, stated, “This is a transformational event for MELA Sciences. As a result of this acquisition, MELA becomes a multi-product company with a single salesforce focused on meeting the needs of dermatologists for the diagnosis and treatment of serious dermatological conditions. The XTRAC laser in particular provides us with a recurring source of revenue that has been growing significantly over the past few years and is expected to generate sufficient cash flow to fund our ongoing operations beginning this year. This should enable us to continue our current commercialization efforts while growing the XTRAC and VTRAC businesses globally.

Added MELA Sciences Chairman, Jeffrey F. O’Donnell, Sr., “I am thrilled we have completed this acquisition as it transforms MELA Sciences into a sustainable commercial enterprise, providing it with a sales infrastructure, a synergistic product line and a positive-cash flow business platform on which to build a leading franchise in medical dermatology.  Given Mike Stewart’s previous experience running the XTRAC and VTRAC businesses at PhotoMedex, we look forward to a smooth transition with him as CEO of the combined businesses.”

XTRAC is an ultraviolet light excimer laser system that has become a widely utilized treatment among dermatologists for the treatment of psoriasis, vitiligo and other skin diseases. The VTRAC Excimer Lamp system, offered internationally, provides targeted therapeutic efficacy demonstrated by excimer technology with the simplicity of design and reliability of a lamp system. In 2014, the acquired businesses generated $30.6 million in revenues, representing year-over-year growth of 41% and a gross profit of 60.1%. As of March 31, 2015, there were 640 installed XTRAC systems in the United States, up from 527 at the end of March 2014. There are approximately 7.5 million people in the U.S. and up to 125 million people worldwide suffering from psoriasis, and 1% to 2% of the world’s population have vitiligo. In 2014, over 300,000 XTRAC laser treatments were performed on approximately 19,000 patients in the United States.

To finance the transaction, the Company entered into a securities purchase agreement with institutional investors in connection with a private placement of $42.5 million aggregate principal amount of senior secured notes and convertible debentures and warrants to purchase 3.0 million shares of common stock at an exercise price of $0.75 per share. The Company sold $10.0 million principal amount of senior secured notes bearing interest at 9% per year, with a maturity date of the earlier of 30 days after the Company obtains stockholder approval of stock issuances under the debentures and the warrants or November 30, 2015. The Company also issued $32.5 million principal amount of senior secured convertible debentures that, subject to certain ownership limitations and stockholder approval conditions, will be convertible into approximately 43.3 million shares of common stock at an initial conversion price of $0.75 per share. The debentures bear interest at the rate of 2.25% per year, and, unless previously converted, will mature on the five-year anniversary of the date of issuance. The Company’s obligations under the notes and debentures are secured by a first priority lien on all of the Company’s assets. Under the terms of the debentures and the warrants, the issuances of shares of the common stock upon conversion of the debentures and upon exercise of the warrants are subject to stockholder approval of such issuances and an amendment to the Company’s certificate of incorporation to increase the Company’s authorized shares of common stock. Upon receipt of stockholder approval, the Company has also agreed to reprice outstanding warrants held by certain investors to reduce the exercise price to $0.75 per share.

The notes, convertible debentures and warrants described above have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. Pursuant to a registration rights agreement with the investors, the Company has agreed to file one or more registration statements with the SEC covering the resale of the shares of common stock issuable upon conversion of or in connection with the convertible debentures and upon exercise of the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Company will also be providing slides with an overview of the transaction and discussion points. They will be available at http://melasciences.com/investors/home.

Conference Call Details:

Date:	Tuesday, June 23, 2015
Time:	8:30 am Eastern Time
Toll Free:	888-364-3109
International:	719-325-2455
Passcode:	6308822
Webcast:	http://public.viavid.com/player/index.php?id=114845

Replays, available through July 7, 2015

Toll Free:	877-870-5176
International:	858-384-5517
Replay PIN:	6308822

About MELA Sciences, Inc.  (www.melasciences.com)
MELA Sciences is a medical technology company focused on the dermatology market. Through its acquisition of the XTRAC and VTRAC businesses, MELA Sciences markets those products for the treatment of psoriasis, vitiligo and other skin conditions. The Company is also in the early commercialization stages of the MelaFind® system, an innovative software-driven technology that provides additional information to dermatologists in the management of melanoma skin cancer.

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, including the Company’s ability to generate the anticipated revenue stream from the acquired business, the Company’s ability to generate sufficient cash flow to fund the Company’s ongoing operations beginning in 2015 or at any time in the future and the Company’s ability to integrate and transition the acquired business effectively and build a leading franchise in medical dermatology, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. The Company assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.melasciences.com.

Media	Investors
Diana Garcia Redruello	Robert W. Cook
MELA Sciences, Inc.	MELA Sciences, Inc.
914-373-6960	914-373-6936
dgarcia@melasciences.com	rcook@melasciences.com